UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   January 18, 2006

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SFBC INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	001-16119	59-2407464
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11190 Biscayne Blvd., Miami, Florida 33181

(305) 895-0304

(Address and telephone number
of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On January 19, 2006, the board of directors granted to Mr. Jack Levine, Chairman of the Board and Chairman of the Audit Committee, 20,000 shares of restricted stock which shall vest in four equal increments of 5,000 shares at three, six, nine and 12 months after the date of the grant, subject to Mr. Levine’s continued membership on the board of directors on each applicable vesting date.

Additionally, on January 19, 2006, the board of directors granted to Mr. Arnold Golieb, a director and member of the Audit Committee, 3,000 shares of restricted stock which shall vest in four equal increments of 750 shares at three, six, nine and 12 months after the date of the grant subject to Mr. Golieb’s continued membership on the board of directors on each applicable vesting date.  On January 18, 2006, SFBC’s stock price closed at $18.12. As a result of the issuance of these 23,000 shares of restricted stock to Messrs. Levine and Golieb, SFBC will incur a non-cash charge of approximately $416,000 against earnings over the 12-month period from the date of grant.

The board granted these shares of restricted stock in recognition of their leadership and effort in meeting the crisis which faced SFBC beginning in November 2005 and in bringing about a change in management. Messrs. Levine and Golieb have advised SFBC that they intend to file elections under Section 83(b) of the Internal Revenue Code, which will require them to include in 2006 income the fair market value of the restricted stock at the time of grant ($18.12 per share). If the election is not made, income is only recognized upon vesting, and in such case the future fair market value, whether higher or lower than current value, as of each vesting date is used.

Additionally, on January 18, 2006 the Compensation Committee approved a $50,000 annual salary increase effective as of January 1, 2006 for Dr. Gregory B. Holmes, who was promoted to be SFBC’s President of Early Clinical Development and Laboratory Services, and ratified the prior award of a one-time cash bonus of $100,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFBC INTERNATIONAL, INC.
By:	/s/ DAVID NATAN
Chief Financial Officer

Date:   January 23, 2006

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